Exhibit 99

CONTACT:	Robert F. Mangano	Joseph M. Reardon
	President & Chief Executive Officer	Sr. Vice President and Treasurer
	(609) 655-4500	(609) 655-4500

PRESS RELEASE – FOR IMMEDIATE RELEASE……

1ST CONSTITUTION BANK ACQUIRES LOCAL RETAIL BRANCH BANKING OFFICE

CRANBURY NJ – FEBRUARY 26, 2007…1ST Constitution Bancorp (NASDAQ: FCCY), through its primary banking subsidiary 1ST Constitution Bank, announced today that it has closed on a transaction to acquire all of the deposit liabilities and related assets of the Hightstown, New Jersey branch banking office of Sun National Bank. Effective February 26, 2007 the office will reopen as a 1ST Constitution Bank retail branch banking office.

Robert F. Mangano, President and Chief Executive Officer of 1ST Constitution Bank, said that the acquisition fits the overall footprint of 1ST Constitution’s retail branch banking network from a geographic point of view, and is in line with the institution’s long-term strategic plan. The acquisition will add approximately $20 million in new deposits and provide 1st Constitution with a full service facility to serve its customer base within Hightstown, NJ, as well as the surrounding Mercer County area.

At December 31, 2007, 1ST Constitution Bancorp had total assets of $392.7 million, and through its primary subsidiary, 1ST Constitution Bank, operate eleven branch banking offices in Cranbury (two), Hamilton, Hightstown, Jamesburg, Montgomery, Plainsboro, Perth Amboy, Princeton, West Windsor and Fort Lee, New Jersey.

1ST Constitution Bancorp is traded on the NASDAQ Global Market under the trading symbol “FCCY.” You can visit our Internet website at www.1STCONSTITUTION.com

The foregoing contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements are not historical facts and include expressions about management’s confidence and strategies and management’s expectations about new and existing programs and products, relationships, opportunities, taxation, technology and market conditions. These statements may be identified by such forward-looking terminology as “expect,” “look,” “believe,” “anticipate,” “may,” “will,” or similar statements or variations of such terms. Actual results may differ materially from such forward-looking statements. Factors that may cause results to differ materially from such forward-looking statements include, but are not limited to, changes in the direction of the economy in New Jersey, the direction of interest rates, effective income tax rates, loan prepayment assumptions, continued levels of loan quality and origination volume, continued relationships with major customers including sources for loans, as well as the effects of general economic conditions and legal and regulatory barriers and structure. 1ST Constitution assumes no obligation for updating any such forward-looking statements at any time.